EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Towerstream Corporation on Amendment #1 to Form S-3 (File No. 333-161135) of our report dated March 16, 2009, with respect to our audits of the consolidated financial statements of Towerstream Corporation as of December 31, 2008 and 2007 and for the years then ended appearing in the Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2008. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/Marcum LLP
Marcum LLP
(Formerly Marcum & Kliegman LLP)
New York, New York
September 16, 2009